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                                                                     EXHIBIT 4.2



                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of
Glamis Gold Ltd.

We consent to the inclusion in the Registration Statement on Form F-10 of Glamis Gold Ltd. filed with the United States Securities and Exchange Commission of our report dated April 16, 2002 relating to the consolidated balance sheets of Francisco Gold Corp. as at December 31, 2001 and 2000 and the related consolidated statements of income, retained earnings (deficit) and cash flows for each of the years ended December 31, 2001, 2000 and 1999, and to the reference to our firm as experts in auditing and accounting under the heading "Experts" in the prospectus included in the Registration Statement.

/s/ Moen and Company
Chartered Accountants

Vancouver, Canada
November 13, 2002